Exhibit 10.3

Execution Version

OMNIBUS AGREEMENT

among

EQUITRANS MIDSTREAM CORPORATION,

EQM MIDSTREAM PARTNERS, LP

and

EQM MIDSTREAM SERVICES, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Equitrans Midstream Corporation, a Pennsylvania corporation (“ETRN”), EQM Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and EQM Midstream Services, LLC, a Delaware limited liability company (the “General Partner”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain general and administrative services to be performed by the ETRN Entities (as defined herein) for and on behalf of the Partnership Group (as defined herein) and the Partnership’s reimbursement obligations related thereto; and

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as is more fully set forth in Article III, with respect to the granting of a license from the Partnership to the ETRN Entities and the Partnership Entities (other than the Partnership).

NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For the avoidance of doubt, neither EQT Corporation nor any of its Subsidiaries shall be deemed to be “Affiliates” of ETRN, the Partnership, the General Partner, EQGP or the EQGP General Partner.

“Agreement” is defined in the preamble.

“Cause” is defined in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the

Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than ETRN or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means November 13, 2018.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“EQGP” means EQGP Holdings, LP, a Delaware limited partnership.

“EQGP General Partner” means EQGP Services, LLC, a Delaware limited liability company.

“ETRN” is defined in the preamble.

“ETRN Entities” means ETRN and any Person controlled, directly or indirectly, by ETRN other than the General Partner, EQGP, the EQGP General Partner, or a member of the Partnership Group; and “ETRN Entity” means any of the ETRN Entities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&A Services” is defined in Section 2.1.

“General Partner” is defined in the preamble.

“License” is defined in Section 3.1.

“Limited Partner” is defined in the Partnership Agreement.

“Marks” is defined in Section 3.1.

“Name” is defined in Section 3.1.

“Partnership” is defined in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, dated as of the Closing Date, as such agreement may be further amended from time to time, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means all of the assets of the Partnership Group from time to time, including, without limitation, gathering pipelines, transportation pipelines, water pipelines, natural gas storage assets, related facilities, offices and related equipment and real estate.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Party” and “Parties” are defined in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Secondment Agreement” is defined in Section 2.2.

“Service Provider” is defined in Section 2.4.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II
SERVICES

2.1                               Agreement to Provide General and Administrative Services.  Until such time as this Agreement is terminated as provided in Section 4.4, ETRN hereby agrees to cause the ETRN Entities to provide the Partnership Group with certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “G&A Services”).  ETRN shall, and shall cause the ETRN Entities to, use commercially reasonable efforts to provide the Partnership Group with such G&A Services in a manner materially consistent in nature and quality to the services of such type previously provided by EQT Corporation and its Affiliates in connection with the Partnership Assets prior to the Closing Date.

2.2                               Secondment.  Pursuant to a Secondment Agreement, dated as of the Closing Date (the “Secondment Agreement”), ETRN has agreed to second, or cause to be seconded, to certain members of the Partnership Group available employees of the ETRN Entities for the purpose of providing certain services to such members of the Partnership Group relating to their respective assets, as set forth in, and subject to all terms and conditions of, the Secondment Agreement.

2.3                               Reimbursement by Partnership.  Subject to and in accordance with the terms and provisions of this Article II and such reasonable allocation and other procedures as may be agreed upon by ETRN and the General Partner from time to time, the Partnership hereby agrees to reimburse ETRN for all direct and indirect costs and expenses incurred by ETRN Entities in connection with the provision of the G&A Services to the Partnership Group, including the following:

(a)                                 any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b)                                 salaries and related benefits and expenses of personnel employed by the ETRN Entities who render G&A Services to the Partnership Group, plus general and administrative expenses associated with such personnel, including long-term incentive programs; it being agreed that such allocation shall include any withholding and payroll related taxes paid by ETRN or its Affiliates in connection with any long-term incentive plan of the General Partner or the Partnership Group;

(c)                                  any taxes or other direct operating expenses paid by the ETRN Entities for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the ETRN Entities resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with ETRN as required by applicable law as opposed to the flow through of income attributable to the ETRN Entities’ ownership interest in the Partnership Group), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with ETRN; and

(d)                                 all expenses and expenditures incurred by the ETRN Entities as a result of the Partnership being a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance expenses, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the ETRN Entities consist of an allocated portion of costs and expenses incurred by the ETRN Entities for the benefit of both the Partnership Group and the other ETRN Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by ETRN.

2.4                               Billing Procedures.  The Partnership will reimburse ETRN, or the ETRN Entities providing the G&A Services, as applicable (the “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership.  Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE III
LICENSE OF NAME AND MARK

3.1                               Grant of License.  Upon the terms and conditions set forth in this Article III, the Partnership hereby grants and conveys to each ETRN Entity and each Partnership Entity a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Equitrans” (the “Name”) and any other trademarks owned by the Partnership which contain the Name (collectively, the “Marks”).

3.2                               Ownership and Quality.

(a)                                 ETRN agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in the Partnership, the owner of the mark, and any successor thereto, both during the term of this License and thereafter, and ETRN further agrees, and agrees to cause the ETRN Entities and Partnership Entities never to challenge, contest or question the validity of the Partnership’s ownership of the Name and Marks or any registration thereto by the Partnership.  In connection with the use of the Name and the Marks, each ETRN Entity and each Partnership Entity shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and ETRN, on behalf of itself and the ETRN Entities and Partnership Entities, acknowledges that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Marks, and all use of the Name and the Marks by an ETRN Entity or a Partnership Entity shall inure to the benefit of the Partnership.

(b)                                 ETRN agrees, and agrees to cause each ETRN Entity and Partnership Entity, to use the Name and Marks in accordance with such quality standards established by or for the Partnership and communicated to ETRN from time to time, it being understood that the products and services offered by the ETRN Entities and the Partnership Entities immediately before the Closing Date are of a quality that is acceptable to the Partnership and justifies the License.  In the event any ETRN Entity or Partnership Entity is determined by the Partnership to be using the Marks in a manner not in accordance with quality standards established by the Partnership, the Partnership shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met.  If acceptable proof that quality standards are met is not provided to the Partnership within thirty (30) days of such notice, the entity’s license to use the Marks shall terminate and shall not be renewed absent written authorization from the Partnership.

3.3                               In the Event of Termination.  In the event of termination of this Agreement, pursuant to Section 4.4 or otherwise, or the termination of the License, the right of the ETRN Entities and the Partnership Entities to utilize or possess the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) each ETRN Entity and Partnership Entity shall cease all use of the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Marks, provided, however, that any use of the Marks during such 90-day period shall continue to be subject to Section 3.2(b), (b) at the Partnership’s request, the ETRN Entities and the Partnership Entities shall destroy all materials and content upon which the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Marks ceases) that are under their control, and certify in writing to the Partnership that the ETRN Entities and the Partnership Entities have done so, and (c) each ETRN Entity and Partnership Entity shall change its legal name so that there is no reference therein to the name “Equitrans,” any name or d/b/a then used by the Partnership or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE IV
MISCELLANEOUS

4.1                               Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in the state and federal courts in Allegheny County, Pennsylvania.

4.2                               Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

If to any of the ETRN Entities:

Equitrans Midstream Corporation

625 Liberty Avenue, Suite 2000

Pittsburgh, PA 15222

Attn:  General Counsel

If to any member of the Partnership Group:

EQM Midstream Partners, LP

c/o EQM Midstream Services, LLC, its General Partner

625 Liberty Avenue, Suite 2000

Pittsburgh, PA 15222

Attn:  General Counsel

4.3                               Entire Agreement.  This Agreement, together with the Secondment Agreement, constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4                               Termination of Agreement.  Notwithstanding any other provision of this Agreement, (a) if the General Partner is removed as general partner of the Partnership under circumstances where (i) Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, or (ii) Cause exists, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by ETRN by written notice to the other Parties, or (b) if a Change of Control of the General Partner, ETRN or the Partnership occurs, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by ETRN by written notice to the other Parties.

4.5                               Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.6                               Assignment; Third Party Beneficiaries.  No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership. Each of the Parties hereto specifically intends that each entity comprising the ETRN Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

4.7                               Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

4.8                               Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

4.9                               Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.10                        Rights of Limited Partners.  Except as set forth in Section 4.6, the provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Thomas F. Karam
Thomas F. Karam
President and Chief Executive Officer

EQM MIDSTREAM PARTNERS, LP

By:	EQM Midstream Services, LLC,
its general partner

By:	/s/ Kirk Oliver
Kirk Oliver
Senior Vice President and Chief Financial Officer

EQM MIDSTREAM SERVICES, LLC

By:	/s/ Kirk Oliver
Kirk Oliver
Senior Vice President and Chief Financial Officer

[Signature Page to Omnibus Agreement (EQM)]